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                                                                    Exhibit 99.1


Press Release

ERGO SCIENCE CORPORATION ANNOUNCES NASDAQ DELISTING

BOSTON--(Business Wire)--May 23, 2001--Ergo Science Corporation (Nasdaq:ERGO) today announced that it was advised by Nasdaq on May 23, 2001, that its common stock would be delisted from The Nasdaq Stock Market effective with the open of business on May 24, 2001. The Company intends to seek to have one or more market makers quote its common stock on Nasdaq's OTC Bulletin Board.

Ergo Science Background

Ergo Science Corporation is a company in transition. Since 1990, the Company has been engaged in developing ERGOSET(R) tablets for the treatment of type 2 diabetes and other metabolic disorders. Over the last several years, however, the Company has been unable to persuade the U.S. Food and Drug Administration to approve ERGOSET(R) for marketing. Although ERGOSET(R) is considered "approvable" by the FDA, the FDA has required, prior to granting approval, an additional clinical trial to rule out a possible increased risk of a serious adverse event with the use of ERGOSET(R). After discussions with the FDA and its own consultants regarding the scope and complexity of the additional clinical trial, the Board of Directors of the Company believes that the next phase of the development of ERGOSET(R) will be better undertaken by a company that has more experience with human drug development and more resources for regulatory approval and marketing than Ergo. Accordingly, the Company has begun the process of attempting to sell or license its interests in ERGOSET(R) (including its intellectual property rights) and its other human drug related assets. The Ergo Board of Directors is also considering additional strategic alternatives for the Company to enhance shareholder value. Although no final decisions have been made, the Board is considering (i) taking steps to help preserve the Company's net operating loss carry forwards and (ii) acquiring one or more established businesses. During this transition period, the Company intends to continue to conserve its cash and other assets.

This discussion contains forward-looking statements. Forward-looking statements reflect Ergo Science's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, assumed, estimated or otherwise indicated. Important factors that could cause actual results to differ materially include, without limitation, (1) Ergo Science is a company in transition; (2) Ergo Science may not be able to sell or license its scientific assets on acceptable terms; (3) efforts to obtain FDA approval to market ERGOSET(R) tablets may prove unsuccessful; (4) if regulatory approval is obtained for ERGOSET(R) tablets, efforts to further develop or market ERGOSET(R) tablets may be unsuccessful; (4) Ergo Science lacks key personnel; (5) the concentrated ownership of Ergo Science common stock results in significant influence over stockholders' decisions; (6) the market value of Ergo common stock has been volatile in the past three years and volatility is likely to continue; (7) Ergo Science may become subject to rules relating to low-priced and penny stock; and (8) Ergo Science common stock may not be quoted on the OTC Bulletin Board. Further information and additional important factors are set forth in reports and other filings of Ergo Science with the Securities and Exchange Commission, including, without limitation, the 2000 Annual Report on Form 10-K, generally under the section entitled "Risk Factors." Ergo Science does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Ergo Science.

CONTACT:
     Ergo Science Corporation
     Lisa V. DeScenza
     Director, Corporate Planning and Communication
     (978) 974-9474 x226
     ldescenza@ergo.com
     http://www.ergo.com



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